                                                                   EXHIBIT 11(A)

                      Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Amendment to the Prospectuses and Amendment to the Statement of Additional Information constituting part of this Post-Effective Amendment No. 12 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 23, 1998, relating to the financial statements and financial highlights appearing in the December 31, 1997 Annual Report to Shareholders of Heitman Real Estate Fund, which is also incorporated by reference in the Registration Statement. We also consent to the references to us under the heading
"Financial Highlights" in the Amendment to the Prospectuses and under the heading "Financial Statements" in the Amendment to the Statement of Additional information.



PRICE WATERHOUSE LLP
Philadelphia, PA
April 17, 1998